                                                                       Exhibit A


                         AGREEMENT AND PLAN OF MERGER


                           DATED AS OF JUNE 8, 2001


                                    BETWEEN


                             ES ACQUISITION CORP.


                                      AND


                              ENVIROSOURCE, INC.

                               TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
ARTICLE I. THE MERGER..........................................................................................    2

 1.1  The Merger...............................................................................................    2
 1.2  Closing..................................................................................................    2
 1.3  Effective Time...........................................................................................    2
 1.4  Effects of the Merger....................................................................................    2
 1.5  Charter..................................................................................................    2
 1.6  Bylaws...................................................................................................    3
 1.7  Officers and Directors...................................................................................    3
 1.8  Effect on Stock..........................................................................................    3
 1.9  Surrender and Payment....................................................................................    5

ARTICLE II. REPRESENTATIONS AND WARRANTIES.....................................................................    7

 2.1  Representations and Warranties of the Company............................................................    7
 2.2  Representations and Warranties of Merger Sub.............................................................   17

ARTICLE III. COVENANTS.........................................................................................   20

 3.1  Covenants of the Company.................................................................................   20
 3.2  Communication and Advice of Changes......................................................................   23

ARTICLE IV. ADDITIONAL AGREEMENTS..............................................................................   23

 4.1  Preparation of Proxy Statement; the Company Stockholders' Meeting........................................   23
 4.2  Access to Information....................................................................................   24
 4.3  Approvals and Consents; Cooperation......................................................................   24
 4.4  No Solicitation..........................................................................................   24
 4.5  Fees and Expenses........................................................................................   27
 4.6  Indemnification; Directors' and Officers' Insurance......................................................   27
 4.7  Public Announcements.....................................................................................   29
 4.8  Takeover Statutes........................................................................................   29
 4.9  Identification of Directors..............................................................................   29

ARTICLE V. CONDITIONS PRECEDENT................................................................................   29

 5.1  Conditions to Each Party's Obligation to Effect the Merger...............................................   29

ARTICLE VI. TERMINATION AND AMENDMENT..........................................................................   30

 6.1  Termination..............................................................................................   30
 6.2  Effect of Termination....................................................................................   31
 6.3  Amendment................................................................................................   31
 6.4  Extension; Waiver........................................................................................   32

ARTICLE VII. GENERAL PROVISIONS................................................................................   32

 7.1  Non-Survival of Representations, Warranties and Agreements; No Other Representations and Warranties......   32
 7.2  Notices..................................................................................................   32
 7.3  Interpretation...........................................................................................   33
 7.4  Counterparts.............................................................................................   34
 7.5  Entire Agreement; No Third Party Beneficiaries...........................................................   34
 7.6  Governing Law; Jurisdiction; Waiver of Jury Trial........................................................   34
 7.7  Severability.............................................................................................   35
 7.8  Assignment...............................................................................................   36

 7.9   Enforcement..............................................................................................   36
 7.10  Definitions..............................................................................................   36

                           GLOSSARY OF DEFINED TERMS

                                                                                                         Location of
Definition                                                                                              Defined Term
Affiliate.......................................................................................        Section 7.10
Agreement.......................................................................................            Preamble
Board of Directors..............................................................................        Section 7.10
Business Day....................................................................................        Section 7.10
CERCLA..........................................................................................   Section 2.1(o)(ii)
Certificate of Merger...........................................................................         Section 1.3
Certificates....................................................................................       Section 1.9(b)
Closing.........................................................................................         Section 1.2
Closing Date....................................................................................         Section 1.2
Code............................................................................................       Section 1.9(g)
Company.........................................................................................            Preamble
Company Application Period......................................................................       Section 4.4(a)
Company Board...................................................................................            Recitals
Company Common Stock............................................................................        Section 7.10
Company Disclosure Schedule.....................................................................         Section 2.1
Company Equity Plans............................................................................       Section 1.8(e)
Company Options.................................................................................       Section 1.8(e)
Company Permits.................................................................................    Section 2.1(f)(i)
Company Plans...................................................................................    Section 2.1(k)(i)
Company Representative..........................................................................             Annex B
Company SEC Reports.............................................................................    Section 2.1(d)(i)
Company Stockholders' Meeting...................................................................       Section 4.1(a)
Company Takeover Proposal.......................................................................       Section 4.4(e)
Control.........................................................................................        Section 7.10
DGCL............................................................................................            Recitals
Dissenting Shares...............................................................................       Section 1.8(d)
Effective Time..................................................................................         Section 1.3
Employee Retention Policies.....................................................................        Section 7.10
Environmental Law...............................................................................        Section 7.10
Environmental Permit............................................................................        Section 7.10
ERISA...........................................................................................    Section 2.1(k)(i)
Exchange Act....................................................................................       Section 2.1(d)
Exchange Agreement..............................................................................        Section 7.10
Exchange Offers.................................................................................            Recitals
Existing Credit Facility........................................................................        Section 7.10
Expenses........................................................................................       Section 4.5(a)
Financial Advisor...............................................................................       Section 4.4(e)
GAAP............................................................................................    Section 2.1(d)(i)
Governmental Entity.............................................................................  Section 2.1(c)(iii)
Hazardous Substance.............................................................................        Section 7.10
HSR Act.........................................................................................        Section 7.10
Indemnified Liabilities.........................................................................       Section 4.6(b)
Indemnified Parties.............................................................................       Section 4.6(b)

Indentures......................................................................................            Recitals
Intellectual Property...........................................................................        Section 7.10
Laws............................................................................................        Section 7.10
Liens...........................................................................................   Section 2.1(b)(ii)
Material Adverse Effect.........................................................................        Section 7.10
Material Contracts..............................................................................    Section 2.1(p)(i)
Merger..........................................................................................            Recitals
Merger Consideration............................................................................            Recitals
Merger Sub......................................................................................            Preamble
Merger Sub Representative.......................................................................       Section 4.2(a)
New Financing...................................................................................       Section 3.1(e)
New Incentive Plan..............................................................................        Section 7.10
Option Termination Expense......................................................................       Section 1.8(c)
Organizational Documents........................................................................        Section 7.10
Parent..........................................................................................            Preamble
Paying Agent....................................................................................       Section 1.9(a)
Payment Fund....................................................................................       Section 1.9(a)
Permit Modifications............................................................................    Section 2.1(o)(i)
Person..........................................................................................        Section 7.10
Preferred Stock.................................................................................         Section 1.5
Prepackaged Plan................................................................................        Section 7.10
Proprietary Information.........................................................................             Annex B
Proxy Statement.................................................................................  Section 2.1(c)(iii)
Release.........................................................................................        Section 7.10
Required Company Vote...........................................................................       Section 2.1(j)
Restructuring...................................................................................            Recitals
SEC.............................................................................................    Section 2.1(a)(i)
Senior Notes....................................................................................            Recitals
Subordinated Notes..............................................................................            Recitals
Specified Vote..................................................................................       Section 6.1(h)
Subsidiary......................................................................................        Section 7.10
Superior Company Proposal.......................................................................       Section 4.4(e)
Support Agreements..............................................................................        Section 7.10
Surviving Corporation...........................................................................         Section 1.1
Surviving Corporation Common Stock..............................................................        Section 7.10
Surviving Corporation Preferred Stock...........................................................         Section 1.5
Tax.............................................................................................        Section 7.10
Taxable.........................................................................................        Section 7.10
Taxes...........................................................................................        Section 7.10
Tax Return......................................................................................        Section 7.10
Terminating Company Breach......................................................................       Section 6.1(f)
Terminating Merger Sub Breach...................................................................       Section 6.1(8)
Termination Fee.................................................................................       Section 4.5(b)
Violation ......................................................................................   Section 2.1(c)(ii)

          This AGREEMENT AND PLAN OF MERGER, dated as of June 8, 2001 (this "Agreement"), is by and between ES Acquisition Corp., a Delaware corporation
----------
("Merger Sub") and a direct, wholly owned subsidiary of GSC Recovery II, L.P., a
------------
Delaware limited partnership ("Parent"), and Envirosource, Inc., a Delaware
                               ------
corporation (the "Company").
                  -------

                             W I T N E S S E T H :

          WHEREAS, the respective Boards of Directors of Merger Sub and the Company have approved the merger of Merger Sub with and into the Company with the Company as the surviving corporation (the "Merger"), upon the terms and
                                               ------
subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DGCL"), whereby each issued and outstanding share of
                          ----
Company Common Stock not owned by Merger Sub or the Company or its Subsidiaries will be converted, subject to adjustment as provided in Section 1.8(c) hereof), into the right to receive $0.20 in cash, without interest (the "Merger
                                                                ------
Consideration"), subject to the exercise of appraisal rights pursuant to the
-------------
DGCL;

          WHEREAS, the Board of Directors of the Company (the "Company Board")
                                                               -------------
has (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company's stockholders, (b) approved this Agreement and the transactions contemplated hereby, and (c) declared the advisability of this Agreement and resolved to recommend that the Company's stockholders approve this Agreement and the Merger;

          WHEREAS, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

          WHEREAS, the Merger is being effected as an integral part of a comprehensive restructuring of the Company's outstanding indebtedness (the "Restructuring"), and as such, contemporaneously with the Merger, the Company
--------------
will offer to exchange all of its outstanding 9 3/4% Senior Notes due 2003 and 9 3/4% Senior Notes due 2003, Series B (together, the "Senior Notes") for an
                                                     ------------
aggregate of at least $63 million in the form of cash or principal amount of the Company's 14% Subordinated Notes due 2008 (the "Subordinated Notes") (or a
                                                ------------------
combination thereof), 270,000 shares of Surviving Corporation Preferred Stock (as defined herein) and 1,080,000 shares of Surviving Corporation Common Stock (as defined herein), which will constitute all of the issued and outstanding shares of Surviving Corporation Common Stock (together, the "Exchange Offers"),
                                                             ---------------
amend the indentures governing the Senior Notes (the "Indentures") and solicit
                                                      ----------
acceptances from the holders of the Senior Notes of a proposed pre-packaged plan of reorganization of the Company under Chapter 11 of the United States Bankruptcy Code under which the security holders of the Company would receive the same consideration as in the Merger and Exchange Offers.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                  ARTICLE I.
                                  THE MERGER

     1.1  The Merger.

          Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").
                  ---------------------

     1.2  Closing.

          The closing of the Merger (the "Closing") will take place as soon as
                                          -------
practicable after satisfaction or waiver (as permitted by this Agreement and applicable law) of all of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date but subject to the satisfaction or waiver of such conditions) set forth in Article V (the "Closing
                                                                        -------
Date"), unless another time or date is agreed to in writing by the parties
----
hereto. The Closing shall be held at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, New York, New York 10022, unless another place is agreed to in writing by the parties hereto.

     1.3  Effective Time.

          Upon the Closing, Company and Merger Sub shall file or cause to be filed with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant
             ---------------------
provisions of the DGCL, and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at 5:00 p.m. New York City Time on the date that the Certificate of Merger is duly filed with, and accepted for recording by, the Secretary of State of the State of Delaware, or at such other time as the parties may agree and specify in the Certificate of Merger (the time the Merger becomes effective being herein referred to as the "Effective Time").
                                                   --------------

     1.4  Effects of the Merger.

          At and after the Effective Time, the Merger will have the effects set forth in Section 259(a) of the DGCL.

     1.5  Charter.

          At the Effective Time and without any further action on the part of the Company or the Merger Sub, the Amended and Restated Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended as provided therein or by applicable law, except as amended hereby pursuant to Section 251(e) of the DGCL in the form attached hereto as Annex A. The Company shall file the Certificate of Designations with respect to
-------
the Series A Redeemable Preferred Stock, par value $0.001 per share, of the Surviving Corporation

("Surviving Corporation Preferred Stock") with the Secretary of State of
  -------------------------------------
Delaware concurrently with the Certificate of Merger, and such Certificate of Designations shall become effective as of the Effective Time.

     1.6  Bylaws.

          At the Effective Time and without any further action on the part of the Company or Merger Sub, the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     1.7  Officers and Directors.

          The directors of Merger Sub at the Effective Time and Mr. John T. DiLacqua shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

     1.8  Effect on Stock.

          As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

          (a)  Cancellation of Stock of Merger Sub. Each issued and outstanding
               -----------------------------------
share of stock of Merger Sub shall automatically be cancelled and shall cease to be outstanding.

          (b)  Cancellation of Certain Company Common Stock. Each share of
               --------------------------------------------
Company Common Stock that is owned by the Company, any wholly owned Subsidiary of the Company or by Merger Sub shall automatically be cancelled and shall cease to be outstanding, and no Merger Consideration shall be delivered in exchange therefor.

          (c)  Conversion of Company Common Stock. At the Effective Time each
               ----------------------------------
share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled in accordance with Section 1.8(b) or Dissenting Shares for which appraisal rights have been properly asserted in accordance with Section 1.8(d)) shall be converted into the right to receive from the Surviving Corporation the Merger Consideration. As of the Effective Time, all shares of Company Common Stock (exclusive of shares of Surviving Corporation Common Stock to be issued pursuant to the Exchange Offers) shall no longer be outstanding and shall automatically be retired and shall cease to be outstanding, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such certificates, the Merger Consideration (or to the extent entitled thereto, amounts paid upon the proper and timely assertion of appraisal rights). If the Company's representation in Section 2.1(b) as it relates to (i) the number of outstanding Company Options, (ii) the cancellation of such outstanding Company Options without cost to the Company or (iii) the number of outstanding shares of Company Common Stock, shall not be true and correct and, as a result thereof, the aggregate amount of Merger Consideration payable in cash hereunder together with the expense to cancel any such outstanding Company Options ("Option Termination Expense") would exceed $1,262,679, then the aggregate of
  --------------------------
the Merger Consideration and the Option Termination Expense payable hereunder shall be reduced to $1,162,679 with appropriate adjustment to the per share consideration.

          (d)  Appraisal Rights. Notwithstanding anything in this Agreement to
               ----------------
the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with the DGCL to the extent available thereunder (the "Dissenting Shares"), shall not be converted into the right to receive the
 -----------------
Merger Consideration, but rather, each holder shall have the right to receive such consideration as may be determined to be due such dissenting stockholder pursuant to Section 262 of the DGCL unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses its right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any instruments served pursuant to the DGCL and received by the Company relating to the exercise of the stockholders' rights of appraisal, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, prior to the Effective Time, except with the prior written consent of Merger Sub or upon the entry of a final judgment by a court of competent jurisdiction, make any payment with respect to, or settle or offer to settle, any such demands.

          (e)  Stock Options.  (i)  At the Effective Time, each unexpired and
               -------------
unexercised outstanding option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of Company Common Stock (the "Company Options") previously granted by the Company or its Subsidiaries under
----------------
any plan, agreement or arrangement (collectively, the "Company Equity Plans")
                                                       --------------------
shall be cancelled and shall be automatically converted into the right to receive from the Surviving Corporation, at the Effective Time, cash in an amount equal to the product of (x) the Merger Consideration minus the exercise price per share under such Company Option, times (y) the number of shares of Company Common Stock which may be purchased upon exercise of such Company Option (whether or not then exercisable or vested), less any required withholding, and thereupon each Company Option shall terminate and each holder thereof shall have no further rights to any Company Common Stock with respect thereto.

          (ii) Prior to the Effective Time, the Company shall (A) obtain all necessary consents from, and provide (in a form acceptable to Merger Sub) any required notices to, holders of Company Options and (B) amend the terms of the applicable Company Equity Plan, in each case as is necessary to give effect to the provisions of paragraph (i) of this Section 1.8(e)

(including, without limitation, obtaining from each holder of any outstanding Company Option issued under the Envirosource Stock Option Plan for Non-Affiliate Directors, a consent to all of the foregoing).

     1.9  Surrender and Payment.

          (a)  Paying Agent. Prior to the Effective Time, the Company shall
               ------------
designate a bank or trust company to act as agent (the "Paying Agent") for the
                                                        ------------
holders of shares of Company Common Stock and Company Options in connection with the Merger and the payment of the Merger Consideration to which holders of shares of Company Common Stock and Company Options, if applicable, shall become entitled pursuant to Section 1.8. Prior to, or promptly after, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Company shall deposit with the Paying Agent cash in an aggregate amount equal to the product of (i) the number of shares of Company Common Stock issued and outstanding (and not to be canceled pursuant to Section 1.8(b)) immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration (plus any additional amount as required in connection with the cancellation of Company Options pursuant to Section 1.8(e)). The deposit made by the Company pursuant to the preceding sentence is hereinafter referred to as the "Payment Fund." The
                                                          ------------
Paying Agent shall cause the Payment Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) promptly applied to making the payments provided for in Section 1.8(c). The Payment Fund shall not be used for any purpose that is not provided for herein.

          (b)  Payment Procedures.  As soon as reasonably practicable after the
               ------------------
Effective Time, the Paying Agent shall provide to each holder of record of a certificate or certificates or other instrument or instruments (the "Certificates") which immediately prior to the Effective Time represented issued
-------------
and outstanding shares of Company Common Stock (other than shares to be canceled in accordance with Section 1.8(b)), (i) a letter of transmittal (which shall be upon customary terms and may specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed in accordance with the letter of transmittal and the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the Paying Agent shall pay the holder of such Certificate the Merger Consideration in respect of such Certificate, and the Certificate so surrendered shall forthwith be retired and shall cease to exist. If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares of Company Common Stock represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 1.9, each Certificate (other than Certificates representing Dissenting Shares or shares of Company Common Stock to be canceled pursuant to Section 1.8(b)) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (without interest) upon such surrender.

          (c)  No Further Ownership Rights in Company Common Stock.  All Merger
               ---------------------------------------------------
Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates for such shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I, except as otherwise provided by law.

          (d)  Unclaimed Funds. Any portion of the Payment Fund made available
               ---------------
to the Exchange Agent pursuant to Section 1.9(a) that remains unclaimed by holders of Certificates for one year after the Effective Time of the Merger shall be delivered to the Surviving Corporation, upon demand, and any holders of Certificates who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

          (e)  No Liability. Neither Surviving Corporation nor the Paying Agent
               ------------
shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Subject to applicable law and public policy, if any Certificates shall not have been surrendered immediately prior to such date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law and public policy, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (f)  Lost Certificates. In the event that any Certificate shall have
               -----------------
been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form reasonably satisfactory to the Surviving Corporation, and, if requested by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or the payment of the Merger Consideration, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to such Certificate to which such Person is entitled pursuant hereto.

          (g)  Withholding Rights. The Company shall be entitled to deduct and
               ------------------
withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Options or Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of applicable state or local tax law, due to the
 ----
residency of, or the applicability of United States federal, state or local backup withholding requirements to such holder or otherwise. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.



                                  ARTICLE II.
                        REPRESENTATIONS AND WARRANTIES

     2.1  Representations and Warranties of the Company.

          Except as expressly set forth in the Company Disclosure Schedule (which shall, in each case, be specific in its reference to a representation and warranty herein contained and sought therein to be modified) delivered by the Company to Merger Sub or its Affiliates at or prior to the execution of this Agreement (the "Company Disclosure Schedule"), or as, otherwise disclosed,
                ---------------------------
contained in or referred to in any Company SEC Report filed after December 31, 2000 and prior to the date of this Agreement the Company represents and warrants to Merger Sub or its Affiliates as follows:

          (a)  Organization, Standing and Power.  Each of the Company and its
               --------------------------------
Subsidiaries has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation and has requisite corporate power and authority to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified and in good standing or otherwise authorized to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify does not and would not reasonably be expected to have a Material Adverse Effect on the Company or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby. True, complete and correct copies of the Organizational Documents of the Company and its Subsidiaries as in effect on the date of this Agreement were made available to Merger Sub or its Affiliates.
Exhibit 21.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 sets forth a true, correct and complete list of all Subsidiaries of the Company. The Company does not own, directly or indirectly, beneficially or of record any capital stock or other equity interest in any Person other than the Subsidiaries listed on such Exhibit 21.1, other than (i) non-controlling investments in the ordinary course of business and corporate partnering, development, corporate marketing and similar undertakings and arrangements entered into in the ordinary course of business and (ii) other investments of less than $1,000,000.

          (b)  Capital Structure.
               -----------------

               (i) As of the date of this Agreement, the authorized stock of the Company consists of (A) 20,000,000 shares of Company Common Stock, of which 5,813,394 shares are issued and outstanding and (B) 5,620,000 shares of preferred stock, par value $0.25 per share, of which no shares are issued and outstanding and there are no shares of Company Common Stock or preferred stock of the Company held in treasury. Immediately after the Effective Time there will be 20,000,000 shares of Surviving Corporation Common Stock, 270,000 shares of Surviving Corporation Preferred Stock and 5,350,000 shares of preferred stock, par value $0.001 per share, authorized. All issued and outstanding shares of the stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and no class of stock is entitled to preemptive rights. As of the date of this Agreement, there are no outstanding options, warrants or other rights to acquire stock or assets from the Company or its Subsidiaries other than options representing in the aggregate the right to purchase 275,637 shares of Company Common Stock under the Company Equity Plans. As of the date of this Agreement, there were approximately 865,072 shares of Company Common Stock reserved for issuance in connection with options, warrants and conversion rights. Each outstanding Company Option will be cancelled without any payment required to be made thereon and converted at the Effective Time in accordance with its terms and without further action by the Company, Company Board or any committee thereof.

               (ii) All of the issued and outstanding shares of stock of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company, free and clear of any liens, claims, encumbrances, restrictions, preemptive rights or any other claims of any third party ("Liens").
                          -----

               (iii) Except as otherwise set forth in this Section 2.1(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or a Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of stock or other voting securities of the Company or such Subsidiary or obligating the Company or such Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of stock of the Company or such Subsidiary.

          (c)  Authority; No Conflicts.
               -----------------------

               (i) The Company has all requisite corporate power and corporate authority to enter into this Agreement and, subject to the adoption of this Agreement and approval of the Merger by the requisite vote of the holders of Company Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company by a unanimous vote of all the members of the Company Board, subject in the case of the consummation of the Merger to the approval of this Agreement and the Merger by the requisite vote of the holders of Company Common Stock. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby (including the Exchange Offers) does not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, amendment, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of consent, termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any
                                           ---------
     provision of the Organizational Documents of the Company or any of its Subsidiaries or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, bond, indenture, benefit plan, lease or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, the Company's Subsidiaries or their respective real properties or assets.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, or other governmental or quasi-governmental authority (a "Governmental
                                                               ------------
     Entity"), is required by or with respect to the Company or any Subsidiary
     ------
     in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (x) those required under or in relation to (A) the filing of a proxy statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with the Merger (together with all amendments, supplements and exhibits thereto, the "Proxy
                                                                           -----
     Statement") and (B)  the DGCL with respect to the filing and recordation of
     ---------
     appropriate merger or other documents, including the Certificate of Merger, and (y) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure to make or obtain which would not reasonably be expected to have a Material Adverse Effect on the Company or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby.

          (d)  Reports and Financial Statements.
               --------------------------------

               (i) The Company has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since March 31, 1999
                                              ---
     (collectively, including all
     exhibits thereto, the "Company SEC Reports"). None of the Company SEC
                            -------------------
     Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as
       ----
     otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of complete notes and normal year-end adjustments. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder. None
      ------------
     of the Subsidiaries is, or has been at any time, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

               (ii) Except for liabilities and obligations incurred in the ordinary course of business since December 31, 2000, the Company does not have any liabilities or obligations of any nature required by GAAP to be set forth on a consolidated balance sheet of the Company which would be reasonably expected to have a Material Adverse Effect on the Company.

          (e)  Information Supplied.
               --------------------

               (i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement including any supplement or amendment thereto will, at the time such document is filed with the SEC, and when first published, sent or given to the stockholders of the Company, nor will such proxy statement or the offering memorandum delivered to holders of the Senior Notes in connection with the Exchange Offers, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or, at the time of the Company Stockholders' Meeting (as defined in Section 4.1(a)) and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting, which shall have become misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

               (ii) Notwithstanding the foregoing provisions of this Section 2.1(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied in writing by Merger Sub or its Affiliates for inclusion or incorporation by reference therein.

     (f)  Compliance with Applicable Laws; Regulatory Matters.  The Company and
          ---------------------------------------------------
its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such
                            ---------------
permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby. Except as disclosed in the Company SEC Reports filed after December 31, 2000 and prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any Law or order of any Governmental Entity, except for such violations or defaults which, individually or in the aggregate, are not having and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby.

     (g)  Litigation.  There is no litigation, arbitration, claim, suit, action,
          ----------
investigation or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary which would reasonably be expected to have a Material Adverse Effect on the Company or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary which would reasonably be expected to have a Material Adverse Effect on the Company or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby. No investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, except for investigations or reviews which, individually or in the aggregate, are not having and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby.

     (h)  Taxes.
          -----

          (i) Each of the Company and its Subsidiaries has duly filed all federal, state, foreign and local income and franchise and other material Tax Returns and reports required to be filed by it on or prior to the date hereof, and all such Tax Returns and reports are complete and accurate in all material respects.

          (ii) The Company and each of its Subsidiaries has paid (or the Company has paid on behalf of each such Subsidiary) and as at the Closing will have so paid all Taxes payable by them, except to the extent adequately reserved on its books and records in accordance with GAAP.

          (iii) The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (iv) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries on or prior to the date hereof that are not adequately reserved for in accordance with GAAP.

          (v) No requests for waivers of the time to assess any Taxes against the Company or any of its Subsidiaries have been granted or are pending.

          (vi) There are no Liens for Taxes on any asset of the Company or any Subsidiary of the Company, except for Liens for Taxes not yet due and payable.

          (vii) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (including by operation of law), other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries.

          (viii) Within the past five years, neither the Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

          (ix) There is no contract, agreement, plan or arrangement to which the Company or any Subsidiary of the Company is a party, covering any person that individually or collectively (either alone or upon the occurrence of any additional or subsequent event), could give rise to the payment of any amount that would not be deductible by Merger Sub or its Affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

          (x) There are no audits, investigations or claims asserted for Taxes or assessments upon the Company or any Subsidiary of the Company, nor has the Company or any Subsidiary of the Company received any notice from any taxing authority that it intends to conduct such an audit, investigation, or assertion of a claim.

          (i)  Absence of Certain Changes or Events. Since March 31, 2001 (a)
               ------------------------------------
there has not been any change, event or development having, or that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby, other than events, changes or effects that are related to or result from the execution and delivery of this Agreement or from any action or inaction on the part of Merger Sub or its Affiliates, and (b)(i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of Section 3.1 hereto.

          (j)  Vote Required. The requisite affirmative vote of the holders of a
               -------------
majority of the outstanding shares of Company Common Stock (the "Required
                                                                 --------
Company Vote") is the only vote of the holders of any class or series of equity
------------
securities of the Company or any Subsidiary securities necessary to adopt this Agreement, the Merger and the transactions contemplated by this Agreement.

          (k)  Employee Benefit Plans; Labor Matters.
               -------------------------------------

               (i) The Company has no material "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), severance, change-in-control
                                        -----
     or employment plan, program or agreement, stock option, bonus plan, or incentive plan or program ("Company Plans"). Copies or descriptions of the
                                 -------------
     Company Plans have been or will be made available to Merger Sub or its Affiliates.

               (ii) Except as would not have a Material Adverse Effect on the Company, each Company Plan has been administered and is in compliance with the terms of such Plan and all applicable laws, rules and regulations.

               (iii) Each Company Plan intended to be qualified has received a favorable determination from the Internal Revenue Service and, except as would not have a Material Adverse Effect on the Company, to the Company's knowledge nothing has occurred since that would adversely affect such qualification.

               (iv) Except as would not have a Material Adverse Effect on the Company and its Subsidiaries: (i) no "reportable event" (as such term is used in section 4043 of ERISA) (other than those events for which the 30 day notice has been waived pursuant to the regulations) is pending with respect to any Company Plan, and (ii) no "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has occurred during the last five years with respect to any Company Plan.

               (v) No litigation or administrative or other proceeding involving any Company Plans has occurred or, to the Company's knowledge, are threatened, where, in either case, an adverse determination would result in liability that would have a Material Adverse Effect on the Company and its Subsidiaries.

               (vi) The Company has not contributed to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) and neither the Company nor any member of its Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)) has incurred any withdrawal liability which remains unsatisfied in an amount which would result in liability that would have a Material Adverse Effect on the Company and its Subsidiaries.

               (vii) No Company Plan, or plan sponsored by any member of the Company's Controlled Group, has been terminated, where such termination has resulted in liability under Title IV of ERISA that would have a Material Adverse Effect on the Company and its Subsidiaries.

               (viii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will give any party to any collective bargaining agreement or union contract covering employees of the Company or its Subsidiaries the right to renegotiate or terminate such collective bargaining agreement or union contract.

          (l)  Change of Control Payments; Takeover Restrictions.
               -------------------------------------------------

               (i) Neither the Company nor its Subsidiaries has any plans or agreements, other than this Agreement, to which they are parties, or by which they or their properties are bound, pursuant to which payments, including with respect to the acceleration of benefits, will be required upon (A) or as a result of the execution of this Agreement or consummation of the transactions contemplated hereby, including the Exchange Offers, or
     (B) the termination or closing of any of the Company's operations or facilities.

               (ii) No state takeover statute or similar statute, including any "moratorium", "control share", "fair price", "Affiliate transaction", "business combination" or other antitakeover Laws and regulations of any state, including, without limitation, Section 203 of the DGCL, or any antitakeover provision in the Company's certificate of incorporation and bylaws applies to this Agreement or any of the transactions contemplated hereby, including the Exchange Offers and the Merger. No provision of the Charter or Bylaws of the Company or any Subsidiary would, directly or indirectly, restrict or impair the ability of Merger Sub or its Affiliates to vote, or otherwise to exercise the rights of a stockholder with respect to securities of the Company or any Subsidiary that may be acquired or controlled by Merger Sub or its Affiliates pursuant to the Exchange Offers or permit any stockholder to acquire securities of the Company on a basis not available to Merger Sub or its Affiliates in the event that Merger Sub or its Affiliates were to acquire securities of the Company.

          (m)  No Undisclosed Liabilities. Since December 31, 2000, there have
               --------------------------
not been incurred any liabilities by the Company or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which would be required by GAAP, applied on a basis consistent with the financial statements, to be disclosed in the consolidated balance sheet of the Company and its Subsidiaries and the notes thereto, other than: (i) liabilities disclosed or referenced in the Company SEC Reports; (ii) liabilities incurred in the ordinary course of business consistent with past practice; and (iii) liabilities incurred in connection with the Restructuring of which the transactions set forth in this Agreement are a part.

          (n)  Intellectual Property. The Company owns or possesses valid
               ---------------------
licenses or other valid rights to use (in each case free and clear of all Liens) all Intellectual Property used in the conduct of its business, except where the failure to own or have rights in such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries. To the knowledge of the Company, (i) no material claims are pending or threatened that the Company or any Subsidiary is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property nor to the knowledge of the Company is there any reasonable basis for any such claim and (ii) no person is infringing on or otherwise violating any right of the Company or any Subsidiary with respect to any Intellectual Property owned by and/or licensed to the Company or any Subsidiary except for such claims and infringements which, individually or in the aggregate, are not having and would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby.

          (o)  Environmental Matters.
               ---------------------

               (i) Each of the Company and its Subsidiaries has obtained all Environmental Permits, except for such failures to have Environmental Permits which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries. Each of such Environmental Permits is in full force and effect and each of the Company and its Subsidiaries is and has been in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law and to the knowledge of Company, no action is pending or threatened to revoke, amend, terminate or otherwise modify such Permits (collectively "Permit
                                                                 ------
Modifications") except for such noncompliance or Permit Modifications which,
-------------
individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries.

               (ii) No site or facility now or to the knowledge of the Company, previously owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA"), or on any similar state or local list of sites.
  ------

               (iii) Except for such releases of Hazardous Substances which individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries or which have been in accordance with Environmental Permits, there have been no releases of Hazardous Substances from facilities while owned, operated or leased by the Company or its Subsidiaries.

               (iv) The Company is not aware of any facts, circumstances or conditions associated with the Company, the Company's Subsidiaries any current or former property owned, operated or leased by the Company or its Subsidiaries or any Person or entity to which the Company or its Subsidiaries has contractual liability, which would reasonably be expected to result in the Company or its Subsidiaries incurring liability under Environmental Laws that could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries.

               (v) The Company has made available to Merger Sub or its Affiliates prior to the execution of this Agreement copies of all environmental investigations, studies, audits, tests, reviews or other analyses in the possession, custody or control of, the Company or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries.

          (p)  Material Contracts.
               ------------------

               (i) The Company has heretofore made available to Merger Sub or its Affiliates true, correct and complete copies of all written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets are bound that are material to the business, properties or assets of the Company and its Subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of the Company and its Subsidiaries taken as a whole, all: (i) employment, severance, product design or development, personal services, consulting, non-competition or indemnification contracts (including, without limitation, any contract to which the Company or any of its Subsidiaries is a party involving employees of the Company); (ii) licensing, merchandising, representation or distribution agreements; (iii) contracts granting a right of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets of the Company (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 1998; (vi) contracts or agreements with any Governmental Entity; (vii) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing indebtedness for borrowed money by the Company or any of its subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred;
(viii) agreements that purport to limit, curtail or restrict the ability of the Company or any of its subsidiaries to compete in any geographic area or line of business; (ix) contracts or agreements that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date hereof; and
(x) commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 6.1 hereof, the "Material Contracts"). Neither the Company nor any of its
             ------------------
Subsidiaries is a party to or bound by any severance or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

               (ii) Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. There is no default under any Material Contract so listed either by the Company or any of its Subsidiaries or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Company's knowledge, any other party.

               (iii) No party to any such Material Contract has given notice to the Company or any of its Subsidiaries of or made a claim against the Company or any of its Subsidiaries with respect to any breach or default thereunder.

          (q)  Insurance. The insurance policies maintained by the Company and
               ---------
its Subsidiaries are fully paid and in force and have been issued by insurers, which, to the Company's knowledge, are reputable and financially sound and provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary industry practice.

          (r)  Opinion of Financial Advisor. Jefferies & Company, Inc. (the
               ----------------------------
"Financial Advisor") has delivered to the Company Board its opinion, dated the
 -----------------
date of this Agreement, to the effect that, as of such date, consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and such opinion has not been withdrawn or modified. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to the Financial Advisor and its counsel.

          (s)  Brokers. No broker, finder or investment banker (other than the
               -------
Financial Advisor, a true and correct copy of whose engagement agreement has been provided to Merger Sub or an Affiliate thereof) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Affiliates.

     2.2  Representations and Warranties of Merger Sub.

          Merger Sub represents and warrants to the Company as follows:

          (a)  Organization, Standing and Power. Except where a failure would
               --------------------------------
materially impair or delay the ability of Merger Sub to consummate the transactions contemplated hereby, Merger Sub has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware; Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Merger Sub is a direct, wholly owned subsidiary of Parent.

          (b)  Authority; No Conflicts.
               -----------------------

               (i) Merger Sub has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. Parent, as the sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (ii) The execution, delivery and performance by Merger Sub of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, result in any Violation of: (A) any provision of the Organizational Documents of Merger Sub or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Merger Sub or its respective properties or assets except, in each case, as would not reasonably be expected to materially impair or delay the ability of Merger Sub to consummate the transactions contemplated hereby.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Merger Sub in connection with the execution and delivery of this Agreement by Merger Sub or the consummation by Merger Sub of the transactions contemplated hereby, except for (A) the consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to clause (x) of Section 2.1(c)(iii), and (B) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure to make or obtain which would not reasonably be expected to materially impair or delay the ability of Merger Sub to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Merger Sub has determined, upon consultation with competent legal counsel, that no filing under the HSR Act is required to be made by Parent or any Affiliate of Parent in connection with this Agreement or the consummation by Merger Sub of the transactions contemplated hereby.

          (c)  Information Supplied.
               --------------------

               (i) None of the information supplied or to be supplied by Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC, and when first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or, at the time of the Company Stockholders' Meeting, and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting, which shall have become misleading.

               (ii) Notwithstanding the foregoing provisions of this Section 2.2(c), no representation or warranty is made by Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference therein.

          (d)  Vote Required. No vote of the holders of the outstanding voting
               -------------
securities of Parent is necessary to approve this Agreement or any of the transactions contemplated hereby.

          (e)  Brokers or Finders. No agent, broker, investment banker,
               ------------------
financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Merger Sub.

          (f)  Ownership of Company Stock. As of the date of this Agreement,
               --------------------------
neither Merger Sub nor, to the best of its knowledge, any of its Affiliates or associates (as such term is defined under the Exchange Act) (i) beneficially owns, directly or indirectly or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or (ii), shares of stock of the Company except ownership of less than 5% of the outstanding shares of Company Common Stock and Affiliates of Merger Sub are third party beneficiaries of the Support Agreements. As of the date of this Agreement, neither Merger Sub nor any Affiliate of the Merger Sub is an "interested stockholder" of the Company within the meaning of Section 203 of the DGCL.

          (g)  No Business Activities. Merger Sub is not a party to any material
               ----------------------
agreements and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub, as of the date of this Agreement, has no Subsidiaries and no material liabilities.

                                 ARTICLE III.
                                   COVENANTS

     3.1  Covenants of the Company.

          During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or the Exchange Offers or to the extent that Merger Sub shall otherwise consent in writing):

          (a)  Ordinary Course. The Company shall, and shall cause its
               ---------------
Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in all material respects, and shall use all reasonable best efforts to keep available the service of its current officers, preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them.

          (b)  Dividends; Changes in Share Capital. The Company shall not, and
               -----------------------------------
shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its stock, (ii) split, combine or reclassify any of its stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its stock, or (iii) repurchase, redeem or otherwise acquire any shares of its stock or any securities convertible into or exercisable or exchangeable for any shares of its stock except as otherwise permitted under certain option agreements to effect cashless option exercises.

          (c)  Issuance of Securities. The Company shall not and shall not cause
               ----------------------
its Subsidiaries to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its stock of any class or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matter on which stockholders may vote, or enter into any agreement with respect to any of the foregoing, other than the issuance of Company Common Stock upon the exercise of stock options granted in accordance with the terms of the Company Equity Plans as in effect on the date of this Agreement.

          (d)  Organizational Documents. Except to the extent required to comply
               ------------------------
with their respective obligations to Merger Sub hereunder, the Company and its Subsidiaries shall not amend or propose to amend their respective Organizational Documents other than to adopt and file with the Secretary of State of the State of Delaware the Certificate of Designations for the Preferred Stock.

          (e)  Indebtedness. Neither the Company nor any of its Subsidiaries
               ------------
shall (i) incur any indebtedness for borrowed money, other than financing to be incurred in connection with the Restructuring, which shall be on terms and conditions acceptable to Merger Sub or Parent (the "New Financing"), or assume,
                                                    -------------
endorse or guarantee or otherwise become liable for any such indebtedness or issue, assume or sell any debt securities or warrants or rights to acquire any debt securities of the Company or guarantee or otherwise become liable for any debt securities of other Persons other than (w) the Subordinated Notes, (x) indebtedness of the Company or its Subsidiaries to the Company or its Subsidiaries, (y) borrowings under existing credit lines, including in support of letters of credit, in the ordinary course of business or (z) otherwise in the ordinary course of business for capital or operating leases, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than by the Company or its Subsidiaries to or in the Company or its Subsidiaries or (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, in the case of clauses (ii) and (iii), loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business or in connection with the Restructuring. Notwithstanding anything herein to the contrary, the Company shall be permitted to release any officer or director of the Company or any of its Subsidiaries from any and all liabilities arising from acts or omissions in their respective capacities as officers or directors at and prior to the Effective Time, except for acts of willful misconduct or gross negligence. The Company will not repurchase or otherwise acquire any Senior Notes other than pursuant to the Exchange Offers.

          (f)  Benefit Plans. The Company shall not, and shall not permit its
               -------------
Subsidiaries to, (i) take any action with respect to the grant of any severance or termination pay, or stay bonus or other incentive arrangement, other than pursuant to benefit plans and policies in effect on the date of this Agreement and the New Incentive Plan or to the extent payments to be made to employees under stay bonuses or other incentive arrangements do not exceed $60,000 in the aggregate or (ii) amend, establish or create any benefit plan, arrangement, policy or agreement which would be a Company Plan if in existence as of the date of this Agreement, except any such increases or grants made in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole other than pursuant to the Employee Retention Policies or (iii) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof except in the ordinary course of business consistent with past practice. The Company Board or any committee thereof shall take no action to waive any provision of any Company Equity Plan that would otherwise cause the Company Options thereunder to be cancelled or converted at the Effective Time in accordance with their terms and without further action by the Company, the Company Board or any committee thereof. The Company shall not grant any Company Options or reduce the exercise price of any existing Company Option.

          (g)  Investments. The Company shall not directly or indirectly
               -----------
acquire, make any investment in, or make any contributions to, any Person (other than a Subsidiary of the Company).

          (h)  Accounting. The Company shall not make any change in any method
               ----------
of accounting or accounting practice or policy, except as required by GAAP. The Company shall not revalue any material assets of the Company or any of its Subsidiaries, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by GAAP.

          (i)  Transfer of Assets. (1) The Company shall not, and shall cause
               ------------------
its Subsidiaries not to, acquire, sell, transfer, lease or encumber any assets except in the ordinary course of business and consistent with past practice, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice, or (2)(A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein or (B) enter into any contract or agreement, other than in the ordinary and usual course of business consistent with past practice or amend in any material respect any other agreement that is material to the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice.

          (j)  Liquidation or Dissolution. The Company shall not adopt a plan of
               --------------------------
complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of the Company or any of its Subsidiaries other than the Restructuring.

          (k)  Transactions with Affiliates. The Company shall not, and shall
               ----------------------------
cause its Subsidiaries not to, sell or transfer any property or assets of the Company or its Subsidiaries to, or purchase or acquire any property or assets from, or otherwise engage in any of the foregoing transactions with, any Affiliate of the Company or a Subsidiary of the Company, except that the Company may engage in any of the foregoing transactions with any Subsidiary that is directly or indirectly wholly owned by the Company and except as expressly contemplated by the Restructuring.

          (l)  Exchange Offers. At the Effective Time the Company shall accept
               ---------------
for payment all Senior Notes properly tendered and not withdrawn in the Exchange Offers.

          (m)  Other Actions. The Company shall not, and shall not permit its
               -------------
Subsidiaries to, take or agree to take any action that does, or would reasonably be expected to, result in (i) any of the representations or warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Sections 4.1(a) or 4.4, any of the conditions to the Merger set forth in Article VI not being satisfied. The Company shall not (x) make or revoke any Tax election, or settle or compromise any Tax liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for the Tax purposes except in the ordinary course of business consistent with past practice; (y) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or (z) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Corporation and its Affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area.

          (n)  Agreements. The Company shall not, and shall not permit its
               ----------
Subsidiaries, to, enter into any agreement to do any of the foregoing.

     3.2  Communication and Advice of Changes.

          Each party shall (a) confer on a regular and frequent basis with the other party, (b) report to the other party (to the extent not prohibited by law, regulation and any applicable confidentiality agreement) on operational matters related to the Company or the transactions contemplated hereby and (c) promptly notify the other party orally and in writing if the party learns of the occurrence of any Material Adverse Effect to the Company or Merger Sub or any event that could reasonably be expected to result in a Material Adverse Effect to the Company or Merger Sub or has or could reasonably be expected to result in the breach of a representation and warranty or the failure of a condition contained in this Agreement.

                                  ARTICLE IV.
                             ADDITIONAL AGREEMENTS

     4.1  Preparation of Proxy Statement; the Company Stockholders' Meeting.

          (a) The Company shall as promptly as practicable prepare and file the Proxy Statement relating to the Company Stockholders' Meeting to be held in connection with the approval of the Merger (the "Company Stockholders' Meeting")
                                                 -----------------------------
with the SEC and will use its reasonable best efforts to respond after consultation with Merger Sub and its counsel to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practical time. The Company will notify Merger Sub promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Merger Sub with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the stockholders' meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare, after consultation with Merger Sub and its counsel, and mail to its stockholders such an amendment or supplement.

          (b) The Company will, through the Company Board, recommend to its stockholders approval of this Agreement, the Merger and the other transactions contemplated hereby, unless the taking of such action would be inconsistent with the Company Board's fiduciary duties to stockholders under applicable laws. Subject to the Company Board's fiduciary duties under applicable laws, the Company shall solicit from Company stockholders entitled to vote at the Company Stockholders' Meeting proxies in favor of such approval and shall take all other action necessary or, in the judgment of Merger Sub, helpful to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger. Notwithstanding any withdrawal or modification of the Company Board's recommendation to the stockholders of the Company to vote for the adoption of this Agreement unless the Prepackaged Plan has been filed, the Company shall cause the Company Stockholders' Meeting to be held. The Company shall coordinate and cooperate with Merger Sub with respect to the timing of such meeting but which meeting shall be held not later than July 12, 2001.

     4.2  Access to Information.

          (a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms hereof, upon reasonable notice, the Company shall afford to the officers, employees, accountants, counsel, financial advisors and auditors and other representatives of Merger Sub ("Merger Sub Representatives") reasonable access during normal
                --------------------------
business hours, to all of its and its Subsidiaries' properties, books, contracts, commitments and records and its officers, management employees and representatives and, during such period, the Company shall furnish promptly to Merger Sub, all information concerning its and its Subsidiaries' business, properties and personnel as the other party may reasonably request; provided,
                                                                    --------
however, the Company may restrict the foregoing access to the extent that (i) a
-------
Governmental Entity requires the Company or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable Laws and regulations or (ii) any Law, treaty, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries requires the Company or any of its Subsidiaries to restrict access to any properties or information (and subject, however, to existing confidentiality and similar non-disclosure obligations and the preservation of attorney client and work product privileges).

          (b) From the date hereof until the earlier of the Effective Time or the date that is 30 days after the termination of this Agreement, Merger Sub and its Affiliates shall abide by the confidentiality provisions set forth in Annex
                                                                          -----
B hereto. The provisions of this Section 4.2(b) shall supersede the provisions
-
of that Certain Confidentiality Agreement, dated March 8, 2001, between the Company and GSCP (N.J.), L.P., which is hereby terminated and shall be of no further force and effect.

     4.3  Approvals and Consents; Cooperation.

          The Company and Merger Sub shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable. The Company and Merger Sub shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary for inclusion in the Proxy Statement or any other statement, filing, tax ruling request, notice or application made by or on behalf of the Company and Merger Sub or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger, Exchange Offers or the other transactions contemplated by this Agreement.

     4.4  No Solicitation.

          (a) The Company shall not, nor shall it permit any Subsidiary of the Company to, nor shall it authorize any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or Company Subsidiary to, (i) solicit, initiate, knowingly encourage the submission of, or participate in any discussions or negotiations regarding or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Company Takeover Proposal (as defined in Section 4.4(e)), or (ii) enter into any agreement with respect to any Company Takeover Proposal; provided, however, that at any time
                                          --------  -------
during the period following the execution of the Agreement and prior to the Effective Date (the "Company Application Period"), if the Company receives a
                     --------------------------
proposal or offer that was not solicited by the Company and that did not otherwise result from a breach of this Section 4.4(a) and that the Company Board determines in good faith (after consultation with its outside counsel and its financial advisor) could result in a third party making a Superior Company Proposal (as defined in Section 4.4(e)), and subject to compliance with Section 4.4(c), the Company may, to the extent necessary to comply with the applicable fiduciary duties of the Company Board, as determined in good faith by it after consultation with outside counsel, (A) furnish information with respect to the Company to the Person making such proposal or offer pursuant to a confidentiality agreement containing terms at least as stringent as set forth in Annex B, as determined by the Company after consultation with its outside
-------
counsel, and (B) participate in discussions or negotiations with such Person regarding such proposal or offer. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any Company Subsidiary or any Affiliate, director or investment banker, attorney or other advisor or representative of the Company or any of the Company Subsidiaries, shall be deemed to be a breach of this Section 4.4(a) by the Company. The Company shall, and shall cause its officers and directors and any investment banker, attorney or other advisor or representative of the Company or any Company Subsidiary to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal.

          (b) Except as expressly permitted by this Section 4.4, neither the Company Board nor any committee thereof shall approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or approve or recommend, or propose to approve or recommend, any Company Takeover Proposal. The Company may terminate this Agreement pursuant to Section 6.1(e) only if (i) the Company Board has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal the Company Board has determined in good faith, after consultation with outside counsel, that it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement or the Merger in order to comply with applicable fiduciary duties of the members of the Company Board, (iii) the Company has notified Merger Sub in writing of the determination described in clause (ii) above, (iv) the Company is in compliance with this Section 4.4, and
(v) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal.

          (c) The Company shall advise Merger Sub orally and in writing promptly upon receipt of any Company Takeover Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry.

          (d) Neither the Company nor the Company Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Merger Sub, the approval or recommendation of the Company Board of this Agreement or the Merger, or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal, unless a withdrawal or modification of such approval or recommendation is, in the good faith judgment of the Company Board after consultation with its outside counsel, necessary to comply with applicable fiduciary duties. Nothing contained in this
Section 4.4 shall prohibit the Company (i) from taking and disclosing to its stockholders a position and making disclosure required by Rule 14e-2 promulgated under the Exchange Act or (ii) from making any other required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with its outside counsel, failure to make such other disclose would be inconsistent with its fiduciary duties under law.

          (e)  For purposes of this Agreement:

          "Company Takeover Proposal" means any inquiry, proposal or offer for a
           -------------------------
     merger, consolidation, dissolution, liquidation, recapitalization or other business combination involving the Company or Company Subsidiary, any proposal or offer for the issuance by the Company of over 50% of its equity securities as consideration for the assets or securities of any person or any proposal or offer to acquire in any manner, directly or indirectly, over 50% of the equity securities of consolidated total assets of the Company, in each case, other than the transactions contemplated by this Agreement.

          "Superior Company Proposal" means any proposal made by a third party
           -------------------------
     to acquire all or substantially all of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of its assets or otherwise, which a majority of the Company Board determines in its good faith judgment (i) to be superior from a financial point of view to the holders of Company Common Stock and Senior Notes (in light of the Company Board's fiduciary duties as contemplated by clause (g) of this
     Section 4.4) than the transactions contemplated by this Agreement and the Exchange Offers (after consultation with the Financial Advisor), taking into account all the terms and conditions of such proposal and this Agreement and (ii) reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

          (f)  Notwithstanding anything to the contrary contained in this
Section 4.4 or elsewhere in this Agreement, prior to the Effective Time, the Company may refer any third party to this Section 4.4 and make a copy of this
Section 4.4 available to a third party.

          (g) It is understood that for all purposes of this Section 4.4, any references to the fiduciary duty of the Company Board shall include fiduciary duties of the Company Board to the holders of the Senior Notes as well as to stockholders as such may exist under applicable law.

     4.5  Fees and Expenses.

          (a) Except as expressly provided in Section 4.5(b) or the Exchange Agreement, each party shall bear its own Expenses incurred in connection with the negotiation, execution and performance of this Agreement. The Expenses incurred in connection with the printing, filing and mailing to stockholders of the Proxy Statement, shall be borne by the Company. As used in this Agreement, "Expenses" includes all reasonable out-of-pocket expenses (including, without
 --------
limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Exchange Offers and the transactions contemplated hereby and all other matters related to the transactions contemplated hereby.

          (b) If (x) the Company terminates this Agreement pursuant to Section 6.1(e), then the Company shall pay, or cause to be paid to Merger Sub or, at the direction of Merger Sub to any Affiliate thereof, at the time of termination or
(y) Merger Sub terminates this Agreement pursuant to Section 6.1(h), then the Company shall pay, or cause to be paid to Merger Sub or, at the direction of Merger Sub, to any Affiliate thereof, within five Business Days of termination, in either such case (but in no event shall amounts be paid under both clause (x) and (y) above) an amount equal to Two Million, Five Hundred Thousand Dollars ($2,500,000) (the "Termination Fee") plus an amount equal to the actual and
                   ---------------
reasonably documented Expenses of Merger Sub and its Affiliates (except to the extent otherwise paid under the Exchange Agreement). Any payments required to be made pursuant to this Section 4.5(b) shall be made by wire transfer of same day funds to an account designated by Merger Sub.

          (c) The Company acknowledges that the agreements contained in Section 4.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Merger Sub would not have entered into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 4.5(b), and, in order to obtain such payment, Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 4.5, the Company shall pay to Merger Sub its reasonable out-of-pocket costs and expenses (including attorneys' fees) in connection with such suit.

     4.6  Indemnification; Directors' and Officers' Insurance.

          (a) As of the Effective Time, the certificate of incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the certification of incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company. Merger Sub and the Company agree that the directors, officers and employees of the Company covered thereby are intended to be third party beneficiaries under this Section 4.6 and shall have the right to enforce the obligations of the Surviving Corporation and Merger Sub.

          (b) From and after the Effective Time and until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties")
                                                        -------------------
against (i) all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based in whole or in part on, or arises in whole or in part out of, the fact that such Indemnified Party is or was a director or officer or agent of the Company or any of its Subsidiaries and relates to or arises out of any action or omission occurring at or prior to the Effective Time except to the extent arising out of an Indemnified Party's gross negligence or willful misconduct ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole
  -----------------------
or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), (w) the Surviving Corporation will pay upon request reimbursement of documented expenses reasonably incurred in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law; provided that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Surviving Corporation; (y) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and (z) the Surviving Corporation shall use all reasonable efforts to assist in the defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation, but the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which it may have under this paragraph except to the extent such failure materially prejudices the Surviving Corporation. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, in the view of counsel to the Indemnified Party under applicable standards of professional conduct, a conflict or potential conflict on any significant issue between the positions of any two or more Indemnified Parties in which case, the Indemnified Parties may retain more than one law firm.

          (c) Prior to the Effective Time, the Company has purchased policies or extensions of current policies of directors' and officers' liability insurance providing coverage for a six (6) year period after the Effective Time with respect to claims arising from acts, facts, errors, omissions or events that occurred on or prior to the Effective Time, including, without limitation, in respect of the transactions contemplated hereby. The Surviving Corporation shall take no actions to cancel or modify in a manner adverse to the persons covered by such insurance policy such policy.

     4.7  Public Announcements.

     So long as this Agreement is in effect, the Company and Merger Sub shall use all reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     4.8  Takeover Statutes.

     If any "fair price," "moratorium," "control share acquisition," "business combination," or other form of antitakeover law or regulation shall become applicable to the transactions contemplated hereby, the Company and the Company Board shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     4.9  Identification of Directors.

     The Merger Sub shall deliver to the Company not less than five days prior to the initially scheduled expiration time of the Exchange Offers written notice setting forth the names of each of the individuals, other than Mr. John T. DiLacqua, who will serve as directors of the Surviving Corporation by operation of Section 1.7 herein and the Merger or to be appointed as a director by the board of directors of the Surviving Corporation upon the consummation of the Merger.

                                   ARTICLE V.
                              CONDITIONS PRECEDENT

     5.1  Conditions to Each Party's Obligation to Effect the Merger.

          The obligations of the Company and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

          (a)  Stockholder Approval.  The Company shall have obtained all
               --------------------
approvals of holders of shares of Company Common Stock necessary to adopt this Agreement to the extent required by law.

          (b)  Exchange Offers.  All conditions to the consummation of the
               ---------------
Exchange Offers shall have been satisfied or waived.

          (c)  No Injunctions or Restraints, Illegality.  No temporary
               ----------------------------------------
restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however,
                                                             --------  -------
that the provisions of this Section 5.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 4.3 hereto shall have been the cause of, or shall have resulted in, such order or injunction.

          (d)  Effectiveness of Agreement.  This Agreement shall not have been
               --------------------------
terminated by the Company or Merger Sub pursuant to its terms.



                                  ARTICLE VI.
                           TERMINATION AND AMENDMENT

     6.1  Termination.

          This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of this Agreement and the matters contemplated herein, including the Merger, by the stockholders of the
Company:

          (a) By mutual written consent of Merger Sub and the Company by action of their respective Boards of Directors;

          (b) By the Company or Merger Sub if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) By the Company or Merger Sub if the Merger has not been consummated on or before July 14, 2001; provided, however, that the party
                                        --------  -------
seeking to terminate this Agreement pursuant to this Section 6.1(c) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have materially contributed to the failure to consummate the Merger on or before that date;

          (d) By the Company or Merger Sub if any approval by the stockholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby shall not have been obtained at the Company Stockholders' Meeting or any adjournment thereof by reason of the failure to obtain the required votes at a duly held meeting of stockholders or at any adjournment thereof;

          (e)  By the Company in accordance with all of the requirements of
Section 4.4(b) provided the Company has materially complied with all provisions thereof, including the notice provisions therein, and that it simultaneously terminates this Agreement and makes payment to Merger Sub or an Affiliate thereof, at the direction of Merger Sub, of the Expenses (as hereinafter defined) and the Termination Fee pursuant to Section 4.5(b);

     (f) By Merger Sub upon a breach of any covenant or agreement on the part of the Company, or any representation or warranty of the Company set forth in this Agreement that shall have been or become untrue (each, a "Terminating
                                                               -----------
Company Breach") and such Terminating Company Breach has not been cured within
--------------
ten (10) Business Days following notice of such breach to the Company by Merger Sub; provided, however, that Merger Sub may not terminate this Agreement in the
     --------  -------
event that such Terminating Company Breach would not individually or in the aggregate constitute a Material Adverse Effect; and provided further that the
                                                    -------- -------
Effective Time may not occur during the pendency of any such notice period if the notice would be one that relates to circumstances that would, if not cured, permit termination of this Agreement under this clause (f);

     (g) By the Company (i) upon a material breach of any covenant or agreement on the part of Merger Sub set forth in this Agreement, or (ii) if (A) any representation or warranty of Merger Sub that is qualified as to materiality shall have become untrue or (B) any representation or warranty of Merger Sub that is not so qualified shall have become untrue in any material respect ("Terminating Merger Sub Breach") and such Terminating Merger Sub Breach has not
-------------------------------
been cured within ten (10) Business Days following notice of such breach to Merger Sub by the Company; or

     (h) By Merger Sub in accordance with Section 2.02 of the Exchange Agreement if the Company Board by the Specified Vote (defined below) shall withdraw or modify, in a manner adverse to Merger Sub, its approval or recommendation of this Agreement or the Merger (notice of which the Company shall promptly provide to Merger Sub in writing) and FS Equity Partners II, L.P. shall have terminated its Support Agreement pursuant to Section 2(iii) thereof. "Specified Vote" shall mean a vote of the Company Board in which at least four
 --------------
of the following five directors (or their replacements, if any of them shall no longer be directors, so long as such replacements are not affiliated with FS Equity Partners II, L.P.) shall approve the withdrawal or modification at issue:
Messrs. Askins, Caldiero, DiLacqua, Gurnitz and Miller; provided, however, that
                                                        --------  -------
Merger Sub may make such termination conditional upon its receipt of the payments referred to in Section 4.5(b) hereof.

     6.2  Effect of Termination.

          In the event of termination of this Agreement by either the Company or Merger Sub as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Merger Sub or the Company or their respective officers or directors except, with respect to the parties hereto, (i) with respect to Section 4.2(b), Section 4.5, this
Section 6.2 and Article VII and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its covenants or other agreements set forth in this Agreement.

     6.3  Amendment.

          This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     6.4  Extension; Waiver.

          At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                 ARTICLE VII.
                              GENERAL PROVISIONS

     7.1 Non-Survival of Representations, Warranties and Agreements; No Other Representations and Warranties.

          None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VII. Both parties hereto agree that, except for the representations and warranties contained in this Agreement or in any instrument or agreement delivered pursuant to this Agreement, neither the Company nor Merger Sub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby.

     7.2  Notices.

          All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally,
(b) on the first Business

Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the earlier of the date of receipt or the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, with a copy sent on the same day in the manner provided in (a) or (b) or (c) above, when transmitted with confirmation that transmission was made. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a)  if to Merger Sub, to:

          ES Acquisition Corp.
          c/o Greenwich Street Capital Partners
          500 Campus Drive Suite 220
          Florham Park, New Jersey 07932
          Attention: Robert Hamwee
          Facsimile: (973) 437-1037

          with a copy (which shall not constitute notice) to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York 10153
          Attention: George A. Davis, Esq. and Ted S. Waksman, Esq.
          Facsimile: (212) 310-8007

          (b)  if to the Company, to:

          Envirosource, Inc.
          1155 Business Center Drive
          Horsham, Pennsylvania 19044-3454
          Attention: Mr. John T. DiLacqua
          Facsimile: (215) 956-5415

          with a copy (which shall not constitute notice) to:

          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          590 Madison Avenue
          New York, New York 10022
          Attention: Patrick J. Dooley, Esq. and Stephen B. Kuhn, Esq.
          Facsimile: (212) 872-1002

     7.3  Interpretation.

          When a reference is made in this Agreement to Sections, Exhibits, Annexes or Schedules, such reference shall be to a Section of or Exhibit or Annex or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

     7.4  Counterparts.

          This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     7.5  Entire Agreement; No Third Party Beneficiaries.

          (a) This Agreement (including the Schedules, Exhibits and Annexes) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
(x) Article I (as relates to the payment of the Merger Consideration) and (y)
Section 4.6 (which is intended to be for the benefit of the Indemnified Parties covered thereby and may be enforced by such Indemnified Parties).

     7.6  Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a) Except with respect to applicable statutory obligations of the Company Board and the state law requirements to effect the Merger, to which the DGCL shall apply, this Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the laws that might be applicable under conflicts of laws principles.

          (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Federal court of the United States of

America sitting in the borough of Manhattan or, if such court will not accept jurisdiction, the New York State Supreme Court sitting in the borough of Manhattan, and any appellate court from any thereof, in any action or proceeding brought by any party arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined, to the extent permitted by law, in such New York State court or such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or Federal court. Each of the parties hereto agrees that a final judgment (after any appeals) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section
7.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          (c) BOTH PARTIES ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. BOTH PARTIES CERTIFY AND ACKNOWLEDGE THAT (i) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (ii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iii) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6(c).

     7.7  Severability.

          If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

     7.8   Assignment.

           Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

     7.9   Enforcement.

           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     7.10  Definitions.

           As used in this Agreement:

     "Affiliate" means, when used with respect to a specified Person, another
      ---------
Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

     "Board of Directors" means the Board of Directors of any specified Person
      ------------------
and any properly serving and acting committees thereof.

     "Business Day" means any day on which banks are not required or authorized
      ------------
to close in the City of New York.

     "Company Common Stock" means all of the issued and outstanding shares of
      --------------------
common stock, par value $0.05 per share, of the Company.

     "Control" means the possession, directly or indirectly, of the power to
      -------
direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the term "Controlled" shall have a correlative meaning.
      ----------

     "Employee Retention Policies" means that certain stay bonus policies
      ---------------------------
adopted by the Company Board, or a committee thereof, on or about June 4, 2001 in connection with the Restructuring.

     "Environmental Law" means any Law relating to: (i) the protection,
      -----------------
investigation or restoration of the environment, health, safety, or natural resources; (ii) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance; or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property or notifications to government agencies or the public in connection with any Hazardous Substance including but not limited to, CERCLA, the Resources Conservation and Recovery Act, the Clear Air Act, the Clear Water Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act.

     "Environmental Permit" means any permit, license, approval or other
      --------------------
authorization required by or necessary to achieve or maintain compliance with any Environmental Law.

     "Exchange Agreement" means that certain exchange and voting agreement
      ------------------
between the Company and certain holders of in excess of 63% of the aggregate principal amount of the Senior Notes dated the date hereof.

     "Existing Credit Facility" means the senior credit facility between
      ------------------------
International Mill Service, Inc. and Bank of America in effect on the date hereof and as amended.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976,
      -------
as amended.

     "Hazardous Substance" means any substance, material or waste that is
      -------------------
listed, classified or regulated pursuant to any Environmental Law, including but not limited to any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, electromagnetic fields, microwave transmission, radioactive materials or radon.

     "Intellectual Property" means patents, copyrights, trademarks (registered
      ---------------------
and unregistered); service marks, brand names, trade names, and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing.

     "Laws" means any law, statute, ordinance, regulation, judgment, order,
      ----
decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law as of the date of this Agreement.

     "Material Adverse Effect" means, with respect to the Company, any adverse
      -----------------------
change measured from the date of this Agreement to the date of determination that, individually or in the aggregate with all other adverse changes, has had, or any event that could reasonably be expected to have, a material adverse effect on the business, results of operations, assets, liabilities, financial condition of the Company and its Subsidiaries taken as a whole; provided that no adverse change shall be considered in determining if a Material Adverse Effect has occurred if it results or arises from any announcement of the Restructuring, as an effect of the Restructuring or effect or change caused by economic, financial or market conditions generally or the steel industry specifically; provided further that with respect to Merger Sub, the term Material

Adverse Effect means solely, any adverse change, circumstance, event or effect that is materially adverse to Merger Sub's ability to perform its obligations under this Agreement.

     "New Incentive Plan" means that certain stock incentive plan for the grant
      ------------------
of options to be exercisable for shares of Surviving Corporation Common Stock.

     "Organizational Documents" means, with respect to any entity, the
      ------------------------
certificate of incorporation, bylaws or other similar governing documents of such entity.

     "Person" means an individual, corporation, partnership, limited liability
      ------
company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

     "Prepackaged Plan" means that certain pre-packaged plan of reorganization
      ----------------
of the Company under Chapter 11 of the United States Bankruptcy Code described in the offering memorandum to be delivered to holders of the Senior Notes in connection with the Exchange Offers and contemplated by the Exchange Agreement.

     "Release" has the meaning provided for in CERCLA as defined by statute and
      -------
construed by the courts as of the date of this Agreement.

     "Support Agreements" means those certain support agreements dated the date
      ------------------
hereof between the Company and each of FS Equity Partners II, L.P. and the IBM Retirement Plan Trust Fund pursuant to which such stockholders are obligated to vote in favor of the Merger.

     "Surviving Corporation Common Stock" means the common stock, par value
      ----------------------------------
$0.001, authorized to be issued by the Surviving Corporation.

     "Subsidiary" when used with respect to any Person means any corporation or
      ----------
other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting and economic interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

     "Tax" (including, with correlative meaning, the terms "Taxes" and
      ---                                                   -----
"Taxable") shall mean (i) all federal, state, local or foreign taxes, charges,
 -------
fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and liability for the payment of any of the foregoing as a result of (x) being a member of an affiliated, consolidated, combined or unitary group, (y) being party to any tax sharing agreement and (z) any express or implied obligation to indemnify any other person with respect to the payment of any of the foregoing.

     "Tax Return" means all returns and reports (including elections, claims,
      ----------
declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a taxing or other governmental authority in respect of any Taxes.


                            [Signature Page Follows]

          IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.


                                                ES ACQUISITION CORP.


                                                By:_________________________
                                                   Name:
                                                   Title:

                                                ENVIROSOURCE, INC.


                                                By:_________________________
                                                   John T. DiLacqua
                                                   Chief Executive Officer

                                    ANNEX A

                     Form of Certificate of Incorporation
                     ------------------------------------


                         CERTIFICATE OF INCORPORATION
                                      OF
                              ENVIROSOURCE, INC.

          FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is "Envirosource, Inc."

          SECOND: The registered office of the Corporation in the State of Delaware is to be located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware from time to time as amended..

          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 25,620,000 shares, consisting of

     (a)  5,620,000 shares of Preferred Stock, par value $0.001 per share, and

     (b)  20,000,000 shares of Common Stock, par value $0.001 per share.

          Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

          Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Each series of Preferred Stock shall be distinctly designated. Except in respect of the particulars fixed for series by the Board of Directors as permitted hereby, all shares shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting powers, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware.

          Subject to the provisions of applicable law or of the By-laws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

          FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any by-laws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

          SIXTH: The Corporation shall indemnify, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, all persons whom it may indemnify pursuant thereto. No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of Delaware or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (i) shall have breached his or her duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith,
(iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article Sixth or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Sixth, shall eliminate or reduce the effect of this Article Sixth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Sixth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                    ANNEX B

                          Confidentiality Provisions
                          --------------------------


          Except as required by Law, unless otherwise agreed to in writing by the Company, Merger Sub agrees, and will cause its Affiliates (i) to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any Person other than Merger Sub Representatives who are actively and directly participating in the Merger or the Restructuring or who otherwise need to know the Proprietary Information for the purpose of consummating the Merger or the Restructuring and to cause those Persons to observe the terms of Section 4.2(b) and this Annex B, (ii) not to use
                                             -------
Proprietary Information for any purpose other than in connection with the consummation of the Merger in a manner that the Company has approved and (iii) not to disclose to any Person (other than those Merger Sub Representatives who are actively and directly participating in the consummation of the Merger or who otherwise need to know the Proprietary Information for the purpose of consummating the Merger and, in the case of Merger Sub Representatives, whom Merger Sub will cause to observe the terms of Section 4.2(b) and this Annex B)
                                                                      -------
any information about the Merger, or the terms and conditions or any other facts relating thereto, including, without limitation, the fact that Proprietary Information has been made available to Merger Sub and Merger Sub Representatives. Merger Sub shall be responsible for any breach of the terms of
Section 4.2(b) and this Annex B by Merger Sub or Merger Sub Representative.
                        -------

          In the event that Merger Sub is requested pursuant to, or required by, legal process or otherwise by Law to disclose any Proprietary Information or any other information concerning the Company or the Merger, Merger Sub agrees that it shall provide the Company with prompt notice of such request or requirement in order to enable the Company to seek an appropriate protective order or other remedy, to consult with Merger Sub with respect to the Company's taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of Section 4.2(b) and this Annex
                                                                           -----
B.  In any such event, Merger Sub shall use its reasonable best efforts to
-
ensure that all Proprietary Information and any other information that is so disclosed will be accorded confidential treatment.

          If this Agreement is terminated pursuant to Article VI hereof, (1) the provisions of this Annex B shall survive for thirty days following such
                   -------
termination and (2) Merger Sub shall, upon the written request of the Company, promptly deliver to the Company or destroy all Proprietary Information, including all copies, reproductions or extracts thereof or based thereon in the possession of Merger Sub or Merger Sub Representatives. Except as set otherwise set forth herein, each and every provision set forth herein shall terminate and be of no further force or effect upon distribution by the Company of any Offering Memorandum and Solicitation of Consents and Acceptances in connection with one or both Exchange Offers regardless of whether the same is later amended and regardless of whether the Exchange Offers shall later be withdrawn.

          Notwithstanding the foregoing, Merger Sub shall, and shall cause its Affiliates, to keep confidential for a period of two years after the earlier of the termination of this Agreement or the Effective Time all commercially sensitive non-public information of the Company, other than such information that would be required to be disclosed in accordance with federal securities laws in connection with the purchase or sale of the Company's securities.

          The provisions of this Annex B contain the entire agreement between
                                 -------
the Company and Merger Sub concerning the confidentiality of the Proprietary Information, and shall supersede the terms and conditions of any existing confidentiality agreement between or among the Company, on the one hand, and Merger Sub or any of its Affiliates, on the other hand. In furtherance and not in limitation of the foregoing, it is understood that upon the effectiveness of the foregoing Confidentiality Provisions, the provisions of that certain Confidentiality Agreement, dated March 8, 2001, between the Company and GSCP (N.J.), L.P., shall be terminated and shall be of no further force and effect.

          "Merger Sub Representative" and "Company Representative" means, as to
           ------------------------------------------------------
any Person, such Person's Affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and controlling Persons.

          "Proprietary Information" means all information about the Company
           -----------------------
furnished by the Company or the Company Representatives, whether furnished before or after the date of this Agreement, whether oral or written, and regardless of the manner in which it was furnished, but does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Merger Sub or a Merger Sub Representative, (ii) was available to Merger Sub or any of its Affiliates on a nonconfidential basis prior to its disclosure by the Company or a Company Representatives or (iii) becomes available to Merger Sub on a nonconfidential basis from a Person other than the Company or a Company Representative who is not known to Merger Sub to be otherwise bound by a confidentiality agreement with the Company or any Company Representative.

                                      B-2